EXHIBIT 99.1

IceWEB Signs Letter of Intent to Acquire Computers and Tele-Comm, Inc.

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Highly Secure, Vastly Expandable Datacenter,  Network Access Point, and Wireless Internet Service Represent Immeasurable Opportunities for Growth and Expansion in a Market Projected to Reach $55 Billion in 2014 –

Sterling, VA – March 4, 2013 – IceWEB, Inc. (OTCBB: IWEB), an award-winning Unified Data Storage appliance provider for cloud and virtual environments that features highly secure, scalable IceBOXTM Private and Hybrid Cloud solutions, today announced that it has executed a Letter of Intent to acquire Computers and Tele-Comm., Inc. (“CTC”), a privately held technology company, founded by visionary technologist Graeme Gibson, and built over the last decade alongside Executive Vice President of Sales, Larry Levin.  Headquartered in Kansas City, MO., CTC owns and operates a full service, uniquely expandable datacenter, a wireless Internet Service Provider, and a carrier-neutral Network Access Point (NAP), which represents a unique and strategically valuable asset.

Rob Howe, IceWEB CEO, will host a webcast discussing the details of the acquisition in depth this Thursday, March 7, 2013 at 5pm Eastern Standard Time. The web address for the streaming webcast is  http://events.tvworldwide.com/events/iceweb/130307iceweb.aspx .

“This acquisition positions IceWEB as a complete cloud services company,” said Rob Howe, CEO.  “We will now be able to aggressively compete in the cloud computing space, which is estimated by Forrester Research to reach $55 Billion in 2014.  We have firmly established ourselves in the storage market and the Bring Your Own Device (BYOD) file-sharing space. This acquisition adds a major set of additional critical components, capabilities and extensions to those solutions, beginning with our own fully secure, powerful, and expandable datacenter,” Howe said.

Commenting on the acquisition, Graeme Gibson, Founder and Chief Technology Officer of CTC and the KC NAP said, "We are immensely pleased to be able to combine the unique technological strengths of our companies and to join this executive team led by CEO, Rob Howe.  In June of last year, we embarked on an effort with Streamside Ventures to scale our capabilities and our reach.  This new opportunity with IceWeb is the culmination of years of hard work with our combined talent and the leadership of our Streamside partners.  In our first conversations with IceWEB, the powerful synergies between our two companies became obvious.  IceWEB’s unique equation of Data Storage hardware and software and their advanced capabilities in BYOD and the cloud, in combination with our NAP’s routing power and our datacenter's enormous expandability will create a formidable force in the market.  The value of the NAP's distribution and connectivity to all of North America at latencies impossible to achieve from either coast cannot be overestimated.”

Howe added, “It is important for our customers and shareholders to fully comprehend the unique physical assets of CTC.  The carrier-neutral NAP is not only a rare, highly-sophisticated  technology, but it also represents a significant competitive advantage in that it enables the datacenter to provide customers with the lowest transmission latency possible.  That means their data moves faster, saving critically important time.  With this acquisition, we are also gaining the ability to expand the datacenter on-demand into an astounding one million or more square feet of highly secure, energy efficient, disaster-proof space in a purpose-built structure housed in an underground limestone cavern.  These capabilities, security and expandability are success-critical in the cloud services arena, and now IceWEB has them.

When you add to that the CTC wireless ISP business, you have a set of capabilities unique in the cloud services industry.  IceWEB will have the ability to address literally every critical need of customers seeking full or hybrid cloud solutions with unlimited capacity and expandability.

IceWEB has acquired remarkably talented people, defensible technology and enormous capacity. The onslaught of the Bring Your Own Device (BYOD) age of extensible information management in the cloud (XIM) has exploded upon and totally disrupted the Information Management world.  Executive management and IT managers alike must find complete, secure solutions, and they must find them now.  With this acquisition, IceWEB has barged our way to the front in the race to capitalize on that BYOD disruption, with secure, flexible and highly affordable solutions for customers available now in the Commercial, Education, Government, Hospitality, Healthcare and Non-Profit sectors.

This launches a new era for IceWEB.  We will lead, and we will lead boldly.” Howe concluded.

Advising the companies on the merger is Source Capital Group, Inc. (www.sourcegrp.com), a boutique investment bank based in Westport, CT focused on emerging growth companies in the Communications, Internet, Digital Media, Energy, and Clean Tech industries.

For more information please call 800-465-4637 or visit www.IceWEB.com. To become part of the Company's e-mail list for industry updates and press releases, please send an e-mail to ir@iceweb.com.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Contact:

For IceWEB, Inc.
Cynthia DeMonte, 917-273-1717
ir@iceweb.com